Ex. 99

Provo Mexico Settles Debt Obligation to Major Supplier; Settlement Agreement Satisfies $6.9 Million in Debt

   PEARL RIVER, N.Y.--(BUSINESS WIRE)--April 12, 2004--Provo International, Inc. (formerly Frontline Communications Corp., AMEX:FNT) announced today that its Provo Mexico division has entered into a settlement agreement with its supplier of pre-paid phone cards, eliminating its debt obligation to the supplier. Under the settlement agreement, Provo Mexico transferred approximately $2mm in assets to the supplier in full satisfaction and release of the Company's $6,940,363 in debt. The assets transferred included eight non-revenue generating real estate properties and certain additional assets. The settlement agreement also provides that Provo Mexico will have a term of 45 days to transition out of the wholesale distribution of pre-paid calling cards issued by the supplier, and neither Provo Mexico nor its principal officers may engage in the wholesale distribution of pre-paid calling cards issued by the supplier for a period of fifteen years from the date of the agreement. Provo Mexico will continue to distribute pre-paid cellular calling time, which presently represents approximately 60% of Provo Mexico's monthly revenue, in addition to its other product lines.
   Mr. Ventura Martinez del Rio, Sr., Chairman of Provo
International, commented, "We are extremely pleased that we were able to come to an amicable resolution with regard to this debt. As in the United States, pre-paid calling cards in Mexico and Latin America are quickly being replaced by cellular products. We see a great opportunity in focusing our efforts on the sale and distribution of our pre-paid cellular airtime products, which have been a rapidly growing market over the past year."
   Provo's network of retail outlets comprises over 20,000 point of purchase locations throughout Mexico and includes convenience stores, drug stores, restaurants, lottery stands, newspaper and magazine stands and other general stores.

   About Provo International Inc.

   Founded in 1995 as Frontline Communications Corporation, traded on the American Stock Exchange under the symbol FNT, Provo International Inc. has two operating divisions, Provo Mexico and Provo US.
   The Provo Mexico division (www.provo.com.mx), acquired in April, 2003, is a Mexican corporation which maintains a dominant position within the pre-paid calling card and cellular phone airtime markets in Mexico. Provo Mexico and its affiliates have been in operation for over seven years, and had combined audited revenue in 2002 of approximately $100 million, with operating profits of over $800,000. The company currently anticipates expanding existing Provo Mexico services to the continental United States, and intends to begin marketing cash cards, payroll cards and other forms of payroll and money transfer services, through both the Mexico and US divisions, in the near future.
   The Provo US division is a leading provider of Internet bandwidth services and award winning E-commerce, programming and website development, design and hosting services through its PlanetMedia group, www.pnetmedia.com. Provo US plans on expanding its current services and offerings beyond the traditional internet sector with the launch of the Provo Paycard and other payroll disbursement products and services.

   The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.


    CONTACT: Investor Relations Group
             Tom Caden/Dian Griesel, Ph.D., 212-825-3210